UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

STEWART INFORMATION SERVICES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of incorporation or organization)	Commission File Number:	(I.R.S. Employer Identification No.)

1980 Post Oak Blvd., Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): 713-625-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendment to Articles of Incorporation or Bylaws

On March 6, 2014, the board of directors of the Company (the “Board”) approved, on a conditional basis, an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”) to change the voting standard for uncontested director elections from a plurality standard to a majority standard. The majority voting standard raises the standard for election to the Board by requiring affirmative votes from a majority of the votes cast in an uncontested election. In connection with the majority voting standard, the Board further approved a policy requiring the resignation of a director who fails to receive a majority vote in an uncontested election. Under the new bylaw, in a contested election, the plurality voting standard would still apply.

The effectiveness of the amended bylaw implementing the majority voting standard and related director resignation policy is conditioned on stockholder approval at the 2014 annual meeting of stockholders (the “2014 Meeting”) of a proposal to eliminate cumulative voting. If the proposal to eliminate cumulative voting is approved by the required stockholder vote at the 2014 Meeting, the Bylaws will promptly be amended by replacing Section 2.7(e) thereof with the following:

“(e) Notwithstanding any provision in these by-laws to the contrary (other than in connection with filling vacancies on the Board of Directors), a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such meeting. All votes for election of directors that are cast in person shall be cast by written ballot.”

A copy of the Bylaws, as amended, will be filed in the event that the foregoing amendment to the Bylaws becomes effective following the 2014 Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

Date: March 12, 2014	By:	/s/ J. Allen Berryman
Name: J. Allen Berryman
Title: Chief Financial Officer, Secretary, Treasurer and Principal Financial Officer